UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2016

PerkinElmer, Inc.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-05075	04-2052042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

940 Winter Street, Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

781-663-6900

(Registrant’s telephone number, including area code)

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On August 11, 2016, PerkinElmer, Inc. (“PerkinElmer”) entered into an unsecured revolving credit facility (the “Credit Agreement”) with PerkinElmer, Wallac Oy, and PerkinElmer Health Sciences, Inc. as Borrowers, JPMorgan Chase Bank, N.A. acting as Administrative Agent, and other lenders party thereto. Bank of America, N.A. and Barclays Bank PLC acted as Co-Syndication Agents, Citibank, N.A., Mizuho Bank, Ltd., TD Bank, N.A., U.S. Bank National Association and Wells Fargo Bank, National Association acted as Co-Documentation Agents, and J.P. Morgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC acted as Joint Bookrunners and Joint Lead Arrangers. The Credit Agreement provides for a $1 billion committed unsecured revolving credit facility through August 11, 2021.

This Credit Agreement replaces the unsecured revolving credit agreement (the “Prior Credit Agreement”) dated as of January 8, 2014, as amended, among PerkinElmer, Wallac Oy and PerkinElmer Health Sciences, Inc. as Borrowers, JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other lenders from time to time party thereto. The Prior Credit Agreement provided for a $700 million unsecured revolving credit facility through the fifth anniversary of the closing date.

Borrowings made pursuant to the Credit Agreement will bear interest, payable quarterly or, if earlier, at the end of any interest period, at either (a) the base rate, as described in the Credit Agreement, or (b) the Eurocurrency rate (a publicly published rate), in each case plus a percentage spread based on PerkinElmer’s credit rating.

The Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including, among others, limitations on PerkinElmer and its subsidiaries with respect to liens, investments, incurrence of indebtedness, disposition of assets, mergers and acquisitions, dividends and distributions, and transactions with affiliates. The Credit Agreement contains a debt-to-capitalization ratio covenant applicable so long as PerkinElmer’s debt is rated investment grade (as defined in the Credit Agreement). This covenant is replaced by leverage ratio and interest coverage ratio covenants under certain circumstances. The Credit Agreement also contains customary events of default (with customary grace periods, as applicable). PerkinElmer may use the proceeds of borrowings under the Credit Agreement for working capital, capital expenditures, permitted repurchases of equity and dividends and distributions, permitted acquisitions, payment of fees and expenses incurred in connection with the Credit Agreement and the termination of the Prior Credit Agreement and other general corporate purposes.

PerkinElmer has from time to time had banking relationships with the parties to the Prior Credit Agreement and the Credit Agreement.

The foregoing description of the Credit Agreement and related matters is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement

On August 11, 2016, the Prior Credit Agreement was terminated. The information reported under Item 1.01 “Entry into a Material Definitive Agreement” above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERKINELMER, INC.

Date: August 12, 2016	By:	/s/ John L. Healy
	Name:	John L. Healy
	Title:	Vice President and Associate General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of August 11, 2016, among PerkinElmer, Inc., Wallac Oy, and PerkinElmer Health Sciences, Inc. as Borrowers, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A. and Barclays Bank PLC as Co-Syndication Agents, Citibank, N.A., Mizuho Bank, Ltd., TD Bank, N.A., U.S. Bank National Association and Wells Fargo Bank, National Association as Co-Documentation Agents, and J.P. Morgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC as Joint Bookrunners and Joint Lead Arrangers, and the other Lenders party thereto.